Return of Capital - Main Street California Municipal Fund


The Fund adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and
distributions   determined  in  accordance  with  income  tax   regulations.
Accordingly, during the year ended August 31, 1998, amounts have been reclassified to reflect an increase in overdistributed net investment income of $724,299, accumulated net realized loss on investments was decreased by $158,956, and paid-in capital was increased by $565,343.